UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 12, 2017

Workday, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-35680	20-2480422
(Commission File Number)	(IRS Employer Identification No.)

6230 Stoneridge Mall Road, Pleasanton, California	94588
(Address of Principal Executive Offices)	(Zip Code)

(925) 951-9000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 of this report under the headings “Indenture,” “Convertible Note Hedge Transactions,” and “Warrant Transactions” is incorporated by reference into this Item 1.01.

The net proceeds from the offering of the Notes (as defined below) were approximately $1.13 billion after deducting the initial purchasers’ discount and estimated offering expenses payable by Workday. Workday used approximately $94.7 million of the net proceeds to pay the cost of the convertible note hedge transactions described below (after such cost was partially offset by the proceeds to Workday of the warrant transactions described below). Workday intends to use the remaining net proceeds for general corporate purposes, potential repayment or repurchase, or payment of cash amounts due upon conversion, of its outstanding 0.75% convertible senior notes due 2018 and 1.50% convertible senior notes due 2020 and potential acquisitions and strategic transactions.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms and conditions of the Notes and Indenture described in Item 8.01 of this report are incorporated herein by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 8.01 of this report under the headings “Purchase Agreement,” and “Warrant Transactions” is incorporated by reference into this Item 3.02.

Item 8.01. Other Events.

Purchase Agreement

On September 12, 2017, Workday, Inc. (“Workday”) entered into a Purchase Agreement (the “Purchase Agreement”) with Morgan Stanley & Co. LLC and Merrill Lynch Pierce, Fenner & Smith Incorporated, as representatives (the “Representatives”) of the purchasers named therein (collectively, the “Initial Purchasers”), relating to Workday’s sale of $1.15 billion aggregate principal amount of its 0.25% Convertible Senior Notes due 2022 (the “Notes”) to the Initial Purchasers in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and for initial resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. Workday relied on these exemptions from registration based in part on representations made by the Initial Purchasers. The sale includes the exercise in full by the Representatives of their option under the Purchase Agreement to purchase up to an additional $150 million aggregate principal amount of Notes. The Purchase Agreement includes customary representations, warranties and covenants by Workday. Under the terms of the Purchase Agreement, Workday has agreed to indemnify the Initial Purchasers against certain liabilities under the Securities Act. The Notes and the shares of Workday’s Class A common stock (“Class A Common Stock”) issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Indenture

The Notes were issued pursuant to an Indenture, dated as of September 15, 2017 (the “Indenture”), between Workday and Wells Fargo Bank, National Association, as trustee. The Notes are unsecured, unsubordinated obligations of Workday, and interest is payable semiannually in cash at a rate of 0.25% per annum on each April 1 and October 1, beginning on April 1, 2018. The Notes mature on October 1, 2022 unless repurchased or converted in accordance with their terms prior to such date. Workday may not redeem the Notes prior to their maturity.

The Indenture includes customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately. The following events are considered “events of default,” which may result in acceleration of the maturity of the Notes:

(1)	default by Workday in any payment of interest on any of the Notes when due and payable, and such default continues for a period of 30 days;

(2)	default by Workday in the payment of principal of any of the Notes when the same becomes due and payable at the maturity date, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	failure by Workday to comply with its obligation to convert the Notes in accordance with the Indenture upon the exercise of a holder’s conversion right, and such failure continues for five business days;

(4)	failure by Workday to give a fundamental change notice or a notice of a specified corporate transaction at the time and in the manner provided in the Indenture;

(5)	failure by Workday to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of Workday;

(6)	failure by Workday to comply with any of its agreements under the Notes or the Indenture (other than a covenant or agreement in respect of which a default or breach is specifically addressed in Clauses (1) through (5) above) and such breach continues for a period of 60 days after written notice of such failure is delivered to Workday by the trustee or by holders of 25% or more in aggregate principal amount of the Notes then outstanding;

(7)	an event of default by Workday or any of its subsidiaries as defined under any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $35,000,000 of Workday and/or any such subsidiary, and such default

(i)	results in such indebtedness becoming due and payable, or

(ii)	constitutes a failure to pay when due (at express maturity, upon acceleration as a result of an event of default or otherwise) the principal or interest of any such indebtedness, if such default or acceleration is not cured, waived or rescinded, as applicable, within 30 days after written notice of such failure to Workday by the trustee or holders of 25% or more in aggregate principal amount of the Notes then outstanding;

(8)	a final judgment for payment of $35,000,000 or more is rendered against Workday or any of its subsidiaries, and such judgment is not discharged or stayed within 60 days after the right to appeal thereof has expired or the date that all rights to appeal have been extinguished;

(9)	certain events of bankruptcy, insolvency or reorganization of Workday or any of its significant subsidiaries occurs.

The Notes are convertible into cash and shares of Class A Common Stock, if any, at an initial conversion rate of 6.7982 shares of Class A Common Stock per $1,000 principal amount of the Notes, which is equal to an initial conversion price of approximately $147.10 per share of Class A Common Stock subject to adjustment. Prior to the close of business on the business day immediately preceding June 1, 2022, such conversion is subject to the satisfaction of certain conditions set forth below. Upon conversion, holders will receive cash, shares of Class A Common Stock or a combination of cash and shares of Class A Common Stock, at Workday’s election.

Holders of the Notes who convert their Notes in connection with a make-whole fundamental change (as defined in the Indenture) are, under certain circumstances, entitled to an increase in the conversion rate. Additionally, in the event of a fundamental change (as defined in the Indenture), holders of the Notes may require Workday to repurchase all or a portion of their Notes at a price equal to 100% of the principal amount of Notes, plus any accrued and unpaid interest to, but excluding, the repurchase date.

Holders of the Notes may convert all or a portion of their Notes prior to the close of business on the business day immediately preceding June 1, 2022, in multiples of $1,000 principal amount, only under the following circumstances:

•	during any fiscal quarter commencing after the fiscal quarter ending on January 31, 2018 (and only during such fiscal quarter), if the last reported sale price of the Class A Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price for the Notes on each applicable trading day;

•	during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each day of that five day consecutive trading day period was less than 98% of the product of the last reported sale price of Class A Common Stock and the conversion rate of the Notes on each such trading day; or

•	upon the occurrence of specified corporate events.

A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Notes contained in this Form 8-K is qualified in its entirety by reference to the Indenture.

Convertible Note Hedge Transactions

On each of September 12, 2017, concurrently with the pricing of the Notes, and September 13, 2017, concurrently with the Representatives’ exercise of the option to purchase additional Notes, Workday entered into convertible note hedge transactions with respect to its Class A Common Stock (the “Purchased Options”) with each of Morgan Stanley & Co. International plc, Bank of America, N.A., Citibank, N.A. and Deutsche Bank AG, London Branch (collectively, the “Counterparties”). The Purchased Options cover, subject to anti-dilution adjustments substantially identical to those in the Notes, approximately 7.8 million shares of Class A Common Stock and are exercisable upon conversion of the Notes. The Purchased Options have an initial strike price that corresponds to the initial conversion price of the Notes, subject to anti-dilution adjustments substantially similar to those in the Notes. The Purchased Options will expire upon the maturity of the Notes, if not earlier exercised. The form of confirmation for the Purchased Options is attached hereto as Exhibits 99.1 and is incorporated herein by reference. The Purchased Options are intended to reduce potential dilution to the Class A Common Stock upon any conversion of the Notes, in the event that the market value per share of the Class A Common Stock, as measured under the Notes, at the time of exercise is greater than the conversion price of the Notes. The Purchased Options are separate transactions, entered into by Workday with the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Purchased Options.

Workday used approximately $94.7 million of the net proceeds from the offering of the Notes to pay the cost of the Purchased Options (after such cost was partially offset by the proceeds to Workday of the Warrants (as defined below)).

Warrant Transactions

Separately from the Purchased Options, on each of September 12, 2017, concurrently with the pricing of the Notes, and September 13, 2017, concurrently with the Representatives’ exercise of the option to purchase additional Notes, Workday entered into warrant transactions to sell to the Counterparties warrants (the “Warrants”) to acquire, subject to anti-dilution adjustments, up to approximately 7.8 million shares of Class A Common Stock at a strike price of $213.96 per share. Workday offered and sold the Warrants in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. Neither the Warrants nor the underlying shares of Class A Common Stock issuable upon conversion of the Warrants have been registered under the Securities Act and neither may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The form of confirmation for the Warrants is attached hereto as Exhibit 99.2 and is incorporated herein by reference. If the market value per share of Class A Common Stock exceeds the applicable strike price of the Warrants, the Warrants will have a dilutive effect on Workday’s earnings per share. The Warrants are separate transactions, entered into by Workday with the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Warrants. The Warrants will expire in 2023.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit Number	Description

4.1	Indenture dated September 15, 2017 between Workday, Inc. and Wells Fargo Bank, National Association.

99.1	Form of Convertible Bond Hedge Confirmation

99.2	Form of Warrant Confirmation

99.3	Form of Additional Convertible Bond Hedge Confirmation

99.4	Form of Additional Warrant Confirmation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 15, 2017	WORKDAY, INC.

	By:	/s/ JAMES P. SHAUGHNESSY
	Name:	James P. Shaughnessy
	Title:	Senior Vice President, General Counsel and Secretary